CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the references to our firm in this Registration Statement on Form N-1A of International Drawdown Managed Equity ETF, a series of ETF Series Solutions, under the heading “Independent Registered Public Accounting Firm” in the Prospectus and Statement of Additional Information.

/s/ Cohen & Company, LTD.
COHEN & COMPANY, LTD.
Milwaukee, Wisconsin
February 22, 2021